Exhibit 10.23

FINAL FORM

as amended by the Board of Directors in July 2020

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Effective Date of the Employment Agreement (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and Kevin Jones (the “Grantee”).

WHEREAS, the Company, acting through a Committee (as defined in the Company’s Equity Incentive Plan (the “Plan”)), has granted to the Grantee, effective as of the date of this Agreement, an award of Restricted Stock Units (the “RSUs”) under the Plan in respect of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan; and

WHEREAS, the Grantee shall be employed with the Company pursuant to a written employment agreement (“Employment Agreement”).

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article VII). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Grantee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan and in Annex I attached hereto.

Section 2. Grant of RSUs. On the terms and subject to the conditions of the Plan and this Agreement, the Company hereby grants to the Grantee RSUs in the amount set forth in Annex I attached hereto. The RSUs shall be credited to a book entry account maintained for the Grantee on the books of the Company. Except as otherwise provided in Section 3 of this Agreement, upon a Termination of Relationship, the unvested portion of the RSUs (i.e., that portion that does not constitute Vested RSUs) shall terminate.

Section 3. Vesting.

(a) Subject to the Grantee’s continued employment or other service relationship with the Company or its Subsidiaries through March 31, 2022, a number of RSUs shall become non-forfeitable (when a RSU becomes non-forfeitable, a “Vested RSU”) as of the Determination Date according to the provisions set forth on Annex I attached hereto.

(b) If a Termination of Relationship occurs after March 31, 2022, but prior to the Determination Date, the RSUs shall remain eligible to become Vested RSUs in accordance with Annex I as of the Determination Date. To the extent the RSUs do not become Vested RSUs in accordance with the preceding sentence, the RSUs shall terminate and become null and void as of the Determination Date.

(c) If a Change in Control occurs prior to March 31, 2022, the Committee shall determine the number of Vested RSUs based on the special rules set forth on Annex I (the “Vested CIC RSUs”), subject to the Grantee’s continued employment or other service relationship with the Company or its Subsidiaries through the consummation of such Change in Control. Following the occurrence of a Change in Control, any RSUs (other than the Vested CIC RSUs) shall immediately be forfeited.

(d) Except as otherwise provided in this Section 3, the RSUs shall cease vesting as of the date of the Grantee’s Termination of Relationship with the Company or any of its Subsidiaries for any reason and no portion of the RSUs that are not Vested RSUs as of such time shall become Vested RSUs thereafter (i.e., the portion of the RSUs that are not Vested RSUs shall be forfeited immediately); provided, that, in the event that the Grantee experiences a Termination of Relationship for Cause (as defined in the Grantee’s Employment Agreement), all RSUs then held by the Grantee (whether vested or unvested) shall immediately be forfeited.

Section 4. Settlement; Investor Rights Agreement. Each Vested RSU shall be settled as promptly as reasonably practicable following the Determination Date (but in any event by March 15 of the year following the year in which such Determination Date occurs).

Section 5. Restrictive Covenants. The Grantee acknowledges and agrees that by accepting the RSUs issued hereunder, the Grantee remains bound by, and shall abide by, the covenants set forth in Section 5 of that certain Non-Qualified Stock Option Agreement, dated as of the date hereof, in addition to any other representations, warranties, and covenants set forth in (but subject to any exceptions set forth in) any Service Agreement or other document required by the Committee with respect to such grant.

Section 6. Restriction on Transfer. Except for transfers to an Affiliate (determined as if the Grantee were a Holder, as defined in the Investor Rights Agreement) for estate planning purposes, the RSUs may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Grantee. The RSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.

Section 7. Grantee’s Employment or Other Service Relationship. Nothing in the RSUs shall confer upon the Grantee any right to continue the Grantee’s employment or other service relationship with the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Grantee’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Grantee’s compensation at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of the RSUs does not form part of the Grantee’s entitlement to remuneration or benefits in terms of his employment or other service relationship with the Company or any Subsidiary.

Section 8. [Reserved.]

Section 9. Taxes. Settlement of the RSUs shall be subject to the Grantee satisfying all applicable U.S. federal, state and local income tax withholding obligations and non-U.S. tax obligations, and none of the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Grantee (or any beneficiary) harmless from any or all of such taxes. The Company shall have the right and is hereby authorized to deduct from any amounts payable to the Grantee in connection with the RSUs or otherwise the amount of any applicable taxes, and the Company may take any such other action as it or the Committee deems necessary to satisfy all obligations for the payment of such taxes. In addition, the Grantee shall have the right to require the Company to deduct and withhold from the Shares otherwise distributable upon the settlement of RSUs, in satisfaction of all such tax obligations, a number of Shares with a value equal to the amount deemed necessary by the Committee to satisfy all such tax obligations.

Section 10. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at its current executive offices and to:

Stefanie Box, Vice President and Deputy General Counsel

1 Fanatical Place

Windcrest, TX 78218

and a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Fax: (212) 757-3990

Attention: Taurie M. Zeitzer

If to the Grantee, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally recognized overnight courier, on the next business day after the date sent, (c) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent) and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 11. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 12. Grantee’s Undertaking. The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of this Agreement and the Plan.

Section 13. Modification of Rights. The rights of the Grantee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the RSUs granted hereby). Notwithstanding the foregoing, the Grantee’s rights under this Agreement, his Employment Agreement or the Plan may not be impaired without the Grantee’s consent.

Section 14. Governing Law.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) Intentionally Omitted.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 16. Entire Agreement. This Agreement, the Grantee’s Employment Agreement, the Plan (and the other writings referred to herein), and the Investor Rights Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 17. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 18. Enforcement. In the event the Company or the Grantee institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 19. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent that it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Performance-Based Restricted Stock Unit Award Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name:
Title:

GRANTEE

Kevin Jones

Residence Address:

{Signature Page to Performance-Based Restricted Stock Unit Award Agreement}

ANNEX I

EBITDA CAGR	Value of RSUs ($)
Less than 5% EBITDA CAGR	$0
Greater than or equal to 5% EBITDA CAGR but less than 10%	$5 million
Greater than or equal to 10% EBITDA CAGR but less than 15%	$10 million
Greater than or equal to 15% EBITDA CAGR	$20 million

The number of Vested RSUs shall be equal to the Value of RSUs determined as set forth above divided by the Fair Market Value of a Share of Common Stock as of the Determination Date.

“Determination Date” means the date of the Committee’s certification of EBITDA CAGR.

“EBITDA” means, for any applicable period, consolidated net income before interest, taxes, depreciation, amortization, extraordinary items and management or similar fees payable to the Apollo Holders as reflected on the Company’s audited consolidated financial statements for such period. Consolidated net income shall be determined in accordance with generally accepted accounting principles except that gains or losses from extraordinary, unusual or non-recurring items may be excluded in the discretion of the Committee. EBITDA shall be determined in the sole discretion of the Committee and shall be calculated pro forma for acquisitions.

“EBITDA CAGR” means the compound annual growth in EBITDA from March 31, 2019 through March 31, 2022, expressed as a percentage, determined by comparing the last twelve months (“LTM”) EBITDA for the period ending March 31, 2022 to the LTM EBITDA for the period ending March 31, 2019. Purely for illustrative purposes, if LTM EBITDA for March 31, 2019 was $300 million, and LTM EBITDA for March 31, 2022 was $400 million, the EBITDA CAGR would be 10.064%.

Special CIC Rule. If a Change in Control occurs prior to March 31, 2022, then for purposes of determining the EBITDA CAGR, the EBITDA for the 12-month period ending on the last day of the calendar quarter ended immediately prior to such Change in Control shall be used in lieu of the LTM EBITDA for the period ending March 31, 2022. Purely for illustrative purposes, if a Change in Control were to occur on October 15, 2021, the applicable EBITDA (to be used in lieu of the LTM EBITDA ending March 31, 2022) would be the EBITDA for the 12-month period ending on September 30, 2021.

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